PRESS RELEASE

FOR IMMEDIATE RELEASE

East Setauket, New York, January 11, 2007—Lixte Biotechnology Holdings, Inc. announced today that its wholly owned subsidiary, Lixte Biotechnology, Inc. entered into an agreement with the Institute of Pathology at the University of Regensburg in Germany to obtain a supply of high quality, accurately annotated tissue and blood samples for cancers other than brain cancers. This arrangement provides Lixte with appropriate clinical samples for which permission has been obtained to study any molecular feature of the tissue for commercial purposes.

Clinical samples will be obtained from patients who have given their signed informed consent by persons identified by the University of Regensburg, Germany. These are employees of the University who have approval by the University to seek such permission under a consent form approved by the University. The scope of use has been narrowed to the study of human cancers for the purpose of developing improved methods of diagnosis, estimation of prognosis, treatment and understanding causation of human cancers.

About Lixte Biotechnology Holdings, Inc.

Lixte was organized to capitalize on opportunities for the company to develop low cost, specific, and sensitive tests for the early detection of cancers to better estimate prognosis, to monitor treatment response, and to reveal targets for development of more effective treatments. Lixte is concentrating on discovering biomarkers for common cancers for which better diagnostic and therapeutic measures are needed. For each of these diseases a biomarker that would enable identification of the presence of cancer at a stage curable by surgery could possibly save thousands of lives annually. In addition, biomarkers specific to these diseases may also provide clues as to processes (biological pathways) that characterize specific cancer types and that may be vulnerable to drug treatment targeted to the activity of the biomarker.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are predictions by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include the fact that the Company is engaged in early stage research and does not expect to obtain any revenues for several years and other risks as detailed from time to time in the Company’s registration statement and reports and filings with the Securities and Exchange Commission. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update forward-looking statements.

CONTACT:	Lixte Biotechnology Holdings, Inc.
Jane Trigg
Telephone: (631) 830 7092
Email: jtrigg@lixte.com